Exhibit (e)(2)

                  AMENDMENT TO DISTRIBUTION SERVICES AGREEMENT

      AMENDMENT made as of March 1, 2005 to the Distribution Services Agreement (the "Agreement") made as of September 2, 2003 between THE ALLIANCEBERNSTEIN PORTFOLIOS (formerly The Alliance Portfolios), a Massachusetts business trust (the "Trust"), on behalf of each of its portfolio series (including, without limitation, AllianceBernstein Wealth Appreciation Strategy, AllianceBernstein Balanced Wealth Strategy, AllianceBernstein Wealth Preservation Strategy, AllianceBernstein Tax-Managed Wealth Appreciation Strategy, AllianceBernstein Tax-Managed Balanced Wealth Strategy, AllianceBernstein Tax-Managed Wealth Preservation Strategy, and AllianceBernstein Growth Fund) (each, a "Fund"), and ALLIANCEBERNSTEIN INVESTMENT RESEARCH AND MANAGEMENT, INC. (formerly Alliance Fund Distributors, Inc.), a Delaware corporation (the "Underwriter"). Capitalized teiiiis not defined herein have the meaning set forth in the Agreement

                                   WITNESSETH

      WHEREAS, the Trust and the Underwriter are parties to the Agreement;

      WHEREAS, the Trust has decided to issue and sell to the public shares of its Class K Common Stock (the "Class K Shares") and its Class I Common Stock (the "Class I Shares") in addition to its Class A shares, Class B shares, Class C shares, Advisor Class shares and Class R shares;

      WHEREAS, the Underwriter is willing to act, and the Trust wishes to appoint the Underwriter, as underwriter and distributor of the Class K Shares and Class I Shares of the Trust;

      NOW, THEREFORE, the parties agree to amend the Agreement as follows:

      1. Section 1 of the Agreement is amended by deleting it in its entirety and replacing it with the following:

                  SECTION 1. Appointment of Underwriter. The Trust hereby
            appoints the Underwriter as the principal underwriter and distributor of the Trust to sell to the public its Class A shares, Class B shares, Class C shares, Advisor Class shares, Class R Shares, Class K Shares and Class I Shares and shares of such other class or classes as the Trust and the Underwriter shall from time to time mutually agree shall become subject to the Agreement ("New shares"), (the Class A shares, Class B shares, Class C shares, Advisor Class shares, Class R Shares, Class K Shares and Class I Shares and New shares shall be collectively referred to herein as the "shares") and hereby agrees during the Willi of this Agreement to sell shares to the Underwriter upon the terms and conditions set forth herein.

      2. Section 5 of the Agreement is amended by deleting it in its entirety and replacing it with the following:

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      SECTION 5. Distribution Services Fees and Service Fees. (a) For its
services as distributor of a Fund's Class A shares, the Distributor shall also receive from the Fund a service fee and a distribution services fee at the annual rates of .25% and .05%, respectively, of a Fund's average daily net assets attributable to its Class A shares, subject to the terms and conditions set forth in the Distribution Plan attached as Exhibit A hereto, as amended from time to time. For its services as distributor of a Fund's Class B shares, the Distributor shall also receive from the Fund a service fee and a distribution services fee at the annual rates of .25% and .75%, respectively, of a Fund's average daily net assets attributable to its Class B shares, subject to the other terms and conditions set forth in the Distribution Plan attached as Exhibit B hereto, as amended from time to time. For its services as distributor of a Fund's Class C shares, the Distributor shall receive from the Fund a service fee and a distribution services fee at the annual rates of .25% and ..75%, respectively, of a Fund's average daily net assets attributable to its Class C shares, subject to the other terms and conditions set forth in the Distribution Plan attached as Exhibit C hereto, as amended from time to time. For its services as distributor of a Fund's Class R shares, the Distributor shall receive from the Fund a service fee and a distribution services fee at the annual rates of .25% and .25%, respectively, of a Fund's average daily net assets attributable to its Class R shares, subject to the other temis and conditions set forth in the Distribution Plan attached as Exhibit D hereto, as amended from time to time. For its services as distributor of a Fund's Class K shares, the Distributor shall receive from the Fund a service fee at the annual rate of .25% of a Fund's average daily net assets attributable to its Class K shares, subject to the other terms and conditions set forth in the Distribution Plan attached as Exhibit E hereto, as amended from time to time. The respective service fees and distribution services fees applicable to a Fund's Class A shares, Class B shares, Class C shares, Class R shares and Class K shares shall be accrued daily and paid monthly.

             [The Remainder of this Page Intentionally Left Blank.]

      IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the date first set forth above.

                                            THE ALLIANCEBERNSTEIN
                                               PORTFOLIOS

                                            /s/ Mark R. Manley
                                            ------------------------------------
                                            By:    Mark R. Manley
                                            Title: Secretary


                                            ALLIANCEBERNSTEIN INVESTMENT
                                               RESEARCH AND MANAGEMENT, INC.

                                            /s/ Richard A. Davies
                                            ------------------------------------
                                            By:    Richard A. Davies
                                            Title: Executive Vice President &
                                                   Managing Director

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                                   "CLASS K"
                        DISTRIBUTION AND SERVICING PLAN

      This Distribution and Servicing Plan (the "Plan") dated as of March 1, 2005 constitutes the Distribution and Servicing Plan of THE ALLIANCEBERNSTEIN PORTFOLIOS, a Massachusetts business trust (the "Trust") with respect to its Class K shares.

      Section 1. The Trust will pay to the entity serving as principal underwriter of the Trust's shares (the "Distributor") a fee (the "Distribution Services Fee") for services rendered and expenses borne by the Distributor in connection with the distribution of the Class K shares of the Trust. The Distribution Services Fee shall be paid at an annual rate with respect to each portfolio of the Trust represented by a separate series of shares (a "Fund") not to exceed 0.25% of the average daily net assets attributable to the Fund's Class K shares; provided, however, that the Distribution Services Fee shall at no time exceed the limits imposed by the Rules of Fair Practice of the National Association of Securities Dealers, Inc. ("NASD Rules") or other applicable regulations. Subject to such limits and subject to the provisions of Section 9 hereof, the Distribution Services Fee shall be as approved from time to time by
(a) the Trustees of the Trust and (b) the Independent Trustees and may be paid in respect of such services rendered and expenses borne in the past in connection with the Fund's Class K share as to which, due to such limitations, no Distribution Services Fee was paid. If at any time this Plan shall not be in effect with respect to the Class K shares of all Funds of the Trust, the Distribution Services Fee shall be computed on the basis of the net assets of the Class K shares of those Funds for which the Plan is in effect. The Distribution Services Fee shall be accrued daily and paid monthly or at such other intervals as the Trustees shall determine.

      Section 2. The Distribution Services Fee may be spent by the Distributor on any activities or expenses primarily intended to result in the sale of Class K shares of the Trust, including, but not limited to, compensation of employees of the Distributor, expenses (including overhead and telephone expenses) of employees of the Distributor who engage in the distribution of Class K shares, printing of prospectuses and reports for other than existing Class K shareholders, advertising and preparation, printing and distribution of sales literature.

      The Trust's investment adviser may make payments from time to time from its own resources for the purposes described in this Section 2.

      Section 3. This Plan shall not take effect with respect to the Class K shares of any Fund of the Trust until it has been approved by a vote of at least a majority of the outstanding voting securities representing the Class K shares of that Fund. This Plan shall be deemed to have been effectively approved with respect to the Class K shares of any Fund if a majority of the outstanding voting securities representing the Class K shares of that Fund votes for the approval of this Plan, notwithstanding that this Plan has not been approved by a majority of the outstanding voting securities representing the Class K shares of any other Fund or that this Plan has not been approved by a majority of the outstanding voting securities representing the Class K shares of the Trust.

      Section 4. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Investment Company Act of 1940 (the "Act") or the rules and regulations thereunder) of both (a) the Trustees of the Trust, and (b) the Independent

Trustees of the Trust cast in person at a meeting called for the purpose of voting on this Plan or such agreement.

      Section 5. This Plan shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in
Section 4.

      Section 6. Any person authorized to direct the disposition of monies paid or payable by the Class K shares of the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

      Section 7. This Plan may be terminated at any time with respect to the Class K shares of any Fund by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities representing the Class K shares of that Fund.

      Section 8. All agreements with any person relating to implementation of this Plan with respect to the Class K shares of any Fund shall be in writing, and any agreement related to this Plan with respect to the Class K shares of any Fund shall provide:

              That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities representing the Class K shares of such Fund, on not more than 60 days' written notice to any other party to the agreement; and

              That such agreement shall terminate automatically in the event of its assignment.

      Section 9. This Plan may not be amended to increase materially the amount of the aggregate fee permitted pursuant to Section 1 hereof without approval in the manner provided in Section 3 hereof, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in
Section 4.

      Section 10. As used in this Plan, (a) the teiiii "Independent Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment", "interested person" and "majority of the outstanding voting securities" shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.